UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Amendment No.
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The Goldfield Corporation
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THE GOLDFIELD CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2016
To Our Stockholders:
Notice is hereby given that the Annual Meeting of the Stockholders of The Goldfield Corporation has been called and will be held in the Venezia Room at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, Florida 32901 on June 2, 2016 at 9:00 a.m. for the following purposes:

1.	To elect five directors nominated by the Company’s Board of Directors.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.
To approve The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan, including the material terms of the plan, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

5.	To transact such other business as may lawfully come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 13, 2016 will be entitled to vote at the meeting or any adjournment thereof. The transfer books of the Company will not be closed.
Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on June 2, 2016: Notice of Annual Meeting of Stockholders, our Proxy Statement, Proxy Card and our 2015 Annual Report are available at www.goldfieldproxy2016.com
By Order of the Board of Directors
Mary L. Manger
Secretary
Melbourne, Florida
April 27, 2016
Your vote is important.
If you are unable to attend the meeting in person, you are requested by the Board of Directors of the
Company to date, sign, and return the enclosed proxy in the enclosed envelope as soon as possible. No postage is necessary if mailed in the United States. In the event you later decide to attend the meeting, you may revoke your proxy and vote your shares in person. For information about how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at 321-308-1190 or
investorrelations@goldfieldcorp.com.

The Goldfield Corporation
1684 West Hibiscus Boulevard
Melbourne, Florida 32901
(321) 724-1700
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 2, 2016
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goldfield Corporation (the “Company” or “Goldfield”), to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the Venezia Room at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, Florida 32901 on June 2, 2016 at 9:00 a.m. and at any and all adjournments thereof. The meeting will be held for the purposes set forth in the notice and in this proxy statement. This proxy statement, the form of proxy and the accompanying annual report are being mailed to stockholders on or about April 27, 2016.
RECORD DATE, STOCKHOLDERS ENTITLED TO VOTE AND REQUIRED VOTE
Only holders of record of outstanding shares of the Company at the close of business on April 13, 2016 will be entitled to vote at the Annual Meeting on June 2, 2016. As of April 13, 2016 the Company had outstanding 25,451,354 shares of common stock, par value $.10 per share (the “Common Stock”). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting other than the election of directors.
A majority of the stock issued and outstanding shall be requisite at every meeting to constitute a quorum.
Each stockholder entitled to vote at the meeting has the right to vote his shares cumulatively for the election of directors; that is, each stockholder will be entitled to cast as many votes as there are directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees for the office of director in accordance with his choice. A registered stockholder who wishes to vote by proxy and exercise his cumulative voting rights should indicate in the spaces provided on the proxy card how he wishes to have his votes distributed among the nominees for directors. Beneficial owners must contact the broker, bank, trustee or other nominee through which they own shares in order to obtain directions on how to exercise cumulative voting rights using their voting instruction card or to request a legal proxy in order to vote their shares directly.
For proposal 1, the election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; accordingly, the five directorships to be filled at the Annual Meeting will be filled by the five nominees receiving the five highest numbers of votes. “Withheld” votes are not counted in determining whether a plurality of votes was received by a director nominee.
For proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
For proposal 3, the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
For proposal 4, the approval of The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan requires, under Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to deductibility of performance-based compensation, a majority of the votes cast on the matter to be cast in favor of approval.

SOLICITATION, VOTING AND REVOCATION OF PROXIES
This solicitation is made on behalf of the Board of Directors of the Company.
You are requested to sign, date and return the enclosed proxy in the postage-paid envelope provided. If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If the proxy is signed and no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal:

1.	FOR the election of the nominees for director nominated by the Board of Directors;

2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3.	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and

4.
FOR the approval of The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan, including the material terms of the plan, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

In their discretion, John H. Sottile and Mary L. Manger will be authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting.
Abstentions will be counted to determine the presence of a quorum. Abstentions will not affect the outcome of the election of directors and will have the effect of a vote against Proposal 2 (the ratification of the appointment of KPMG LLP), Proposal 3 (the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers) and Proposal 4 (the approval of The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan).
If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under applicable rules to vote shares on certain matters when their customers do not provide voting instructions, such as proposal 2. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. This means that brokers may not vote your shares on proposal 1, 3 and 4 if you have not given your broker specific instructions as to how to vote. Shares represented by “broker non-votes” will be counted for purposes of determining a quorum. “Broker non-votes” are not counted as voting power present and therefore are not counted in the votes, and will have no effect, with respect to Proposal 1 (the election of directors), Proposal 3(the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers) and Proposal 4(the approval of The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan).
Revocation of Proxy
You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy or by filing a written revocation bearing a later date with the Secretary of the Company. The proxy will also be revoked if you attend the meeting and vote in person.

PROPOSAL 1.
ELECTION OF DIRECTORS
Five directors are to be elected at the Annual Meeting, to serve for a term of one year and until their successors are elected and qualified.
Information About Nominees
Reference is made to the information set forth below under “Security Ownership of Certain Beneficial Owners and Management” as to the stock ownership of the nominees. The following information sets forth with respect to each nominee the office presently held by him with the Company or his principal occupation if not employed by the Company, his prior business experience, the year in which he first became a director of the Company, his age and a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he should serve as a director of the Company.
In addition to the specific information presented below regarding each nominee that led the Board of Directors to conclude that he should serve as a director, the Board of Directors believes that all of the director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and that each has demonstrated business acumen and the ability to exercise sound judgment as well as a commitment of service to the Company and the Board of Directors.

David P. Bicks, 83, has been a member of the Board of Directors and has served as Chairman of the Audit Committee since 2012. Mr. Bicks has been an attorney since 2012 with Duane Morris LLP and previously was with Dewey & LeBoeuf LLP. Duane Morris in 2012 succeeded Dewey & LeBoeuf as Corporate Counsel to Goldfield, and Mr. Bicks has led this representation for over forty years. He joined the Dewey & LeBoeuf predecessor, LeBoeuf, Lamb, Greene & MacRae LLP, in 1966, after having served as a Federal prosecutor in New York (1959-1962) and as Special Counsel to the U.S. Securities and Exchange Commission (1962-1966). He concentrates in corporate and securities law matters and has represented many major corporations in U.S. and international transactions. Mr. Bicks earned his Bachelor’s Degree from Harvard College and his Law Degree from Yale Law School, where he was an Editor of the Yale Law Journal.
The Board of Directors has concluded that Mr. Bicks should continue to serve as a director of the Company because of his long-standing knowledge of Goldfield’s operations and the breadth of high-level experience he brings in legal and financial matters. Due to his broad professional experience in corporate and securities law (including financial reporting and disclosure matters), the Board of Directors determined that Mr. Bicks qualifies as an “audit committee financial expert” under SEC rules.
Harvey C. Eads, Jr., 70, has been a member of the Board of Directors since 1999. Mr. Eads has served as Chairman of the Benefits and Compensation Committee since 2005. He has served on the Audit Committee since 2000, and was chairman from May 2000 until May 2005. He has been a member of the Nominating and Benefits and Compensation Committees since 2001. Mr. Eads served as City Manager of Coral Gables, Florida from 1988 to 2001 and during his tenure, municipal bonds of Coral Gables earned AAA Bond Ratings from both Standard and Poor’s and Moody’s. He has been a commercial real estate investor since November of 2001. Mr. Eads is a graduate of and certified by the UCLA Director Education and Certification Program accredited by ISS, a unit of RiskMetrics Group. Mr. Eads is a graduate of the University of Miami and earned a master’s degree from the University of Oklahoma.
The Board of Directors has concluded that Mr. Eads should continue to serve as a director of the Company because of his broad management, financial and leadership skills and that he qualifies as an “audit committee financial expert” under SEC rules.
John P. Fazzini, 72, has been a member of the Board of Directors since 1984. Mr. Fazzini has served on the Nominating Committee since 1999, the Benefits and Compensation Committee since 1994 and the Audit Committee from 1985 to 2006 and currently serves as a member of the Audit Committee since May 2013. He is a real estate developer and has been President of Bountiful Lands, Inc., a real estate development corporation, since 1980. Mr. Fazzini has actively operated as a real estate broker for over forty years, and as a mortgage broker and title agent for over thirty years. He currently serves on the United States Department of Agriculture Central Florida Resource Conservation and Development Council, the Polk County Housing Authority for over ten years and has served on the Board of the Anasazi Wilderness Foundation in Mesa, Arizona since 1985. Mr. Fazzini was appointed by Governor Lawton Chiles to serve on the Family and Human Services Board from 1992 to 1996. He was also appointed by Governor Bob Martinez to serve on the Central Florida Regional Planning Council from 1987 to 1991. Mr. Fazzini attended the University of Florida and the University of Miami.
The Board of Directors has concluded that Mr. Fazzini should continue to serve as a director of the Company because of his extensive knowledge of our business resulting from his long tenure as a director of the Company and his varied business and management experience.
Danforth E. Leitner, 75, has been a member of the Board of Directors since 1985. Mr. Leitner has served on the Nominating Committee since 1985 and currently serves as Chairman of this Committee. He has been a member of the Audit Committee since 1998 and the Benefits and Compensation Committee since 2001. Mr. Leitner founded The Leitner Company, a real estate sales and appraisal company in North Carolina, in 1983 and served as President until his retirement in May of 2002. He served on the Board of Equalization and Review in Henderson County, North Carolina for four years from 1999 to 2002. Prior to his move to North Carolina, Mr. Leitner was a Florida real estate broker and commercial real estate investor from 1973 to 1980 and was a designated member of the Appraisal Institute for 14 years. Mr. Leitner attended the University of Florida.
The Board of Directors has concluded that Mr. Leitner should continue to serve as a director of the Company because of his extensive knowledge of our business resulting from his long tenure as a director of the Company and his varied business and management experience.
John H. Sottile, 68, who serves as Chairman of the Board of Directors, President, and Chief Executive Officer, joined the Company in June of 1971. Before being elected to the Board of Directors and named President and Chief Executive Officer in 1983, Mr. Sottile gained extensive operational experience by managing two of the Company’s former subsidiaries, Tropicana Pools, Inc. and Harlan Fuel Company. In May of 1998, Mr. Sottile was appointed Chairman of the Board of Directors. He has earned a bachelor’s degree from the University of Miami.
The Board of Directors has concluded that Mr. Sottile should continue to serve as a director of the Company because of his broad experience with the Company and his knowledge of the Company’s strengths, challenges and opportunities. He has been primarily responsible for strategic development opportunities at the Company since 1982.

If any of the foregoing nominees should withdraw or otherwise become unavailable, which the Board of Directors does not presently anticipate, it is intended that proxies will be cast for such person or persons as the Board of Directors may designate in place of such nominee or nominees.
Your Board of Directors unanimously recommends a vote “FOR” each of the nominees for re-election as a director.
BOARD OF DIRECTORS
Board Leadership Structure
The Board of Directors believes that the Company’s President and Chief Executive Officer is best suited to serve as Chairman of the Board of Directors because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities for the Company, leading the Board of Directors in discussions regarding the Company’s business and industry, and focusing the Board of Directors on execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and its industry, while the President and Chief Executive Officer brings Company-specific and industry-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and President promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. In light of the active involvement by all of the Company’s independent directors, the Board of Directors has not named a lead independent director.
Board of Directors’ Role in Risk Oversight
The Board of Directors primarily is responsible for overseeing the management of the Company’s risk exposure. The Board of Directors regularly discusses with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Company believes that this is an effective approach for addressing the risks faced and that the Company’s Board of Directors’ leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board of Directors and management.
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
During 2015, the Board of Directors met five times. The Board of Directors has the following committees: an Executive Committee, an Audit Committee, a Benefits and Compensation Committee and a Nominating Committee.
The Executive Committee has and may exercise the powers of the Board of Directors, to the extent allowed by law, in the management of the business and affairs of the Company. The members of the Executive Committee are John H. Sottile (Chairman of the Committee), Harvey C. Eads, Jr. and Danforth E. Leitner. During 2015, the Executive Committee held one meeting.
The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, that assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also oversees the Company's independent registered public accounting firm's qualifications and independence. The Audit Committee reports on such activities to the full Board of Directors. The Audit Committee consists of David P. Bicks (Chairman of the Committee), Harvey C. Eads, Jr., John P. Fazzini, and Danforth E. Leitner, all of whom are independent, as defined by the NYSE MKT LLC listing standards, which include the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors has adopted a written charter which governs the Audit Committee. The Audit Committee Charter, which the Company is in compliance with, is available on the Company’s website at www.goldfieldcorp.com. During 2015, the Audit Committee held four meetings.
Each member of the Audit Committee is able to read and understand fundamental financial statements. The Board of Directors has determined that David P. Bicks and Harvey C. Eads, Jr. are “audit committee financial experts,” as defined by the SEC, based on their experience, training and education.
The Benefits and Compensation Committee reviews the compensation of the executive officers and directors of the Company and makes recommendations to the Board of Directors regarding such compensation. The Benefits and Compensation Committee also administers The Goldfield Corporation 2013 Executive Long-term Incentive Plan (the “2013 Plan”) and has complete discretion in determining the number of shares subject to options and other awards granted to an employee eligible under the 2013 Plan and in determining the terms and conditions pertaining to such options and awards, consistent with the provisions of the 2013 Plan. In addition, the Benefits and Compensation Committee administers The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan, as described in Proposal 4. The members of the Benefits and Compensation Committee are Harvey

C. Eads, Jr. (Chairman of the Committee), John P. Fazzini and Danforth E. Leitner, all of whom are independent, as defined by applicable NYSE MKT LLC listing standards. During 2015, the Benefits and Compensation Committee held three meetings. The Benefits and Compensation Committee Charter is available on the Company’s website at www.goldfieldcorp.com.
The Nominating Committee and the Board of Directors has assessed the composition of the Board of Directors and has concluded that the Board of Directors has a wide range of diversity with regard to professional experience, skills, education, and other attributes that contribute to the Board of Directors’ ability to operate in the long-range best interests of the Company’s stockholders, although the Nominating Committee has not adopted a formal policy that addresses the diversity of directors. The Nominating Committee recommends qualified candidates for election or appointment to the Board of Directors of the Company, including the slate of directors that the Board of Directors proposes for election by stockholders at the Annual Meeting. The candidates are evaluated based on their skills and characteristics relative to the skills and characteristics of the current Board of Directors as a whole. The minimum qualifications sought in candidates are integrity, leadership skills and competency required to direct and oversee the Company’s management in the best interest of its stockholders, customers, employees and other affected parties. A third party consultant may be engaged, for a fee, to assist in identifying and evaluating candidates. Additional functions of the Nominating Committee are detailed in the Nominating Committee Charter which is available on the Company’s website at www.goldfieldcorp.com. The Nominating Committee consists of the following members: Danforth E. Leitner (Chairman of the Committee), Harvey C. Eads, Jr. and John P. Fazzini, all of whom are independent, as defined by the NYSE MKT LLC listing standards. During 2015, the Nominating Committee held one meeting.
The Nominating Committee will consider written recommendations for nominees from directors, members of management, stockholders or, in some cases, by a third-party firm. There are no differences in the manner in which the Nominating Committee evaluates nominees for director recommended by stockholders from those recommended by other sources. Such recommendations for the 2017 election of directors, together with a detailed description of the proposed nominee’s qualifications, other relevant biographical information and a method to contact the nominee should the Nominating Committee choose to do so, should be submitted between February 2, 2017 and March 4, 2017 to: Mary L. Manger, Corporate Secretary, The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901.
DIRECTOR COMPENSATION
Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board of Directors or on any Board of Directors’ committee. Each non-employee director receives $1,000 for each Board of Directors meeting attended in person and $500 for attendance at a Board of Directors meeting by telephone. All non-employee committee members receive $500 for attendance at a committee meeting in person and $250 for attendance at a committee meeting by telephone, except for the Executive Committee for which there is no compensation. Directors are also reimbursed for travel and other out-of-pocket costs associated with their attendance at Board of Directors and committee meetings. Prior to January 1, 2016 non-employee directors were also paid annual cash retainers of $24,000 (which amount was increased to $36,000 effective January 1, 2016). Prior to January 1, 2016 the chairmen of the Audit Committee and of the Benefits and Compensation Committee also received annual cash retainers of $10,000 (which amount was increased to $15,000 effective January 1, 2016). Both the director and chairmen retainers are payable in monthly installments.
The following table sets forth certain information with respect to the compensation of our non-employee directors for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Total ($)
David P. Bicks	40,000	40,000
Harvey C. Eads, Jr.	41,000	41,000
John P. Fazzini	31,000	31,000
Danforth E. Leitner	31,250	31,250

Communication with Directors
Stockholders may communicate concerns with any director, committee or the Board of Directors by writing to the following address: Mary L. Manger, Corporate Secretary, The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board of Directors to promptly forward all correspondence to the relevant director, committee or the full Board of Directors, as indicated in the correspondence.

Meeting Attendance
During 2015, all incumbent directors attended all meetings of the Board of Directors and of the committees on which they served. Directors are expected to attend the Annual Meeting and all directors attended the last annual meeting.
Transactions with Related Parties
In 2015 and through the date of this proxy statement, the Company did not have any related person transactions requiring disclosure under Item 404(a) of Regulation S-K. There are no related person transactions currently proposed for 2016 that would require disclosure under Item 404(a) of Regulation S-K.
Messrs. Bicks, Eads, Fazzini, and Leitner are all independent as defined by the NYSE MKT LLC listing standards.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Company has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. Although stockholder approval is not required for the appointment of KPMG LLP, the Board of Directors and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request stockholders to ratify the appointment of KPMG LLP. If the stockholders should not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment. KPMG LLP (including a predecessor firm, W. O. Daley & Company) has been serving the Company and its subsidiaries for the past 53 years.
A representative of KPMG LLP is expected to be present at the Annual Meeting, at which time the representative will be given an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Your Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL 3.
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a), the Company is asking its stockholders to approve, in a separate advisory vote, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the compensation tables and narrative discussion contained in this proxy statement). The Company’s executive compensation program is intended to link the compensation of the named executive officers to the Company’s performance and to reward the achievement of both short- and long-term business goals.
The Company’s executive compensation program is designed to achieve the following objectives:

•	to align the interests and performance of the executive officers with Company performance and the interests of stockholders;

•	to attract, engage and keep key talent;

•	to provide competitive total compensation opportunities at acceptable cost, consistent with industry practice; and

•	to promote the Company’s vision, values and business strategies.
The Company is asking its stockholders to indicate their approval of the Company’s named executive officers’ compensation as disclosed in this proxy statement (including the compensation tables and narrative discussion). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers for 2015. Accordingly, the following resolution is submitted for stockholder vote at the 2016 annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

As this is an advisory vote, the results will not be binding on the Company, the Board of Directors or the Benefits and Compensation Committee and will not require the Company, the Board of Directors or the Benefits and Compensation Committee to take any action. The final decision of the compensation of the Company’s named executive officers remains with the Benefits and Compensation Committee and the Board of Directors, although they will consider the outcome of this vote when making future compensation decisions.
The Company holds an advisory vote to approve the compensation of the Company’s named executive officers every three years. After the 2016 annual meeting, the next required advisory vote on the compensation of the Company's named executive officers will occur at the 2019 annual meeting of stockholders.
Your Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

PROPOSAL 4.
APPROVAL OF THE GOLDFIELD CORPORATION
AMENDED AND RESTATED PERFORMANCE-BASED BONUS PLAN

Plans Subject to Security Holder Action
On September 17, 2002, the Board of Directors adopted The Goldfield Corporation Performance-Based Bonus Plan (the “Bonus Plan”), effective January 1, 2002. The Company established the Bonus Plan as a means of enhancing the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance. The Company designed the Bonus Plan to focus a select group of the Company’s officers and key employees on the establishment and implementation of strategic plans that will help ensure the Company’s continued growth, profitability and achievement of superior results by linking a portion of their compensation to the success of the Company.
On March 10, 2016, the Board of Directors amended and restated the Bonus Plan (as amended and restated, the “Amended Bonus Plan”), effective January 1, 2016, among other things, to provide that bonus awards under the Amended Bonus Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”).
As of the date of this proxy statement, 3 executive officers and no key employees (other than executive officers) participate in the Amended Bonus Plan.
The Board of Directors believes that the Amended Bonus Plan is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends that the Company’s stockholders vote FOR approval of the Amended Bonus Plan, including the material terms of the Amended Bonus Plan, for purposes of Section 162(m) of the Code. While the effectiveness of the Amended Bonus Plan was not conditioned on stockholder approval, stockholder approval of the Amended Bonus Plan will satisfy the stockholder approval requirement in Section 162(m) of the Code, which would permit the Company to grant awards under the Amended Bonus Plan that will qualify for exclusion from the federal tax deduction limitation under Section 162(m) of the Code. Section 162(m) of the Code places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to the Company’s Chief Executive Officer and each of the Company’s other three most highly-paid executive officers other than the Company’s Chief Financial Officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) of the Code is not subject to this deductibility limit. For awards under the Amended Bonus Plan to qualify for this exception, stockholders must approve the material terms of the Amended Bonus Plan.

The complete text of the Amended Bonus Plan is set forth in Exhibit A attached to this proxy statement. The following is a summary of the material terms of the Amended Bonus Plan and is qualified in its entirety by reference to the complete text of the Amended Bonus Plan.

Term	Summary Description
Purpose	The purpose of the Amended Bonus Plan is to enhance the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance.

Effective Date	The Amended Bonus Plan is effective as of January 1, 2016. The Amended Bonus Plan will remain in effect until it has been terminated.

Administration
The Amended Bonus Plan will be administered by the Benefits and Compensation Committee (or another committee appointed by the Board of Directors to administer the Amended Bonus Plan), subject to certain exceptions specified in the Amended Bonus Plan. The committee must consist of not less than two members of the Board of Directors, each of whom must qualify as an “outside director” under Section 162(m) of the Code.

Subject to the provisions of the Amended Bonus Plan and applicable law, the committee has the power to: (i) designate participants; (ii) determine the terms and conditions of any bonus award; (iii) determine whether, to what extent, and under what circumstances bonus awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Amended Bonus Plan or any instrument or agreement relating to, or bonus award granted under, the Amended Bonus Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Amended Bonus Plan; and (vi) make any other determination and take any other action that the committee deems necessary or desirable for the administration of the Amended Bonus Plan.

Participants
The committee will select participants from among officers and key employees working at or for the Company or a subsidiary of the Company who are in a position to make significant contributions to the success of the Company. (1)

Target Bonus Levels
The committee will:

establish the target bonus level for each participant for each performance period, the payment of which will be conditioned on the achievement of the performance goals for the performance period;
establish the performance goals for each participant for the performance period, which must be based on one or more performance criteria, each of which may carry a different weight, and which may differ from participant to participant; and
prescribe a formula for determining the percentage of the target bonus level which may be payable based upon the level of attainment of the performance goals for the performance period.

The committee may adjust or modify the calculation of a performance goal for a performance period in connection with any one or more of the events specified in the Amended Bonus Plan.

Performance Goals
For each performance period and with respect to each participant, the committee shall select one or more quantitative components and/or individual components that shall serve as performance goals for that performance period, determine the conditions necessary for attainment of any performance goals and, if more than one performance goal is selected for a participant, determine the weight given each such goal in determining the participant’s bonus award.

Quantitative components may include one or more of the following: shareholder value; earnings per share (with or without extraordinary items); net income (with or without extraordinary items); return on equity; return on assets; net interest income; net interest margin; net interest spread; non-performing assets; total assets; operating expenses; other expenses; other income; loan income; fee income; and any sub-categories or ratios of or between any of the above, in each case on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation.

Individual components relate to the strategic objectives and/or special projects of the Company and/or a subsidiary of the Company, as applicable, and shall be weighted according to their importance to the Company and/or the subsidiary and the impact of the participant on their achievement.

Payment of Awards
Following the completion of each performance period, the committee will determine the extent to which the performance goals have been achieved or exceeded. If the minimum performance goals established by the committee are not achieved, then no payment will be made.

To the extent that the performance goals are achieved, the committee will determine, in accordance with the prescribed formula, the amount of each participant’s bonus award. The committee may reduce or eliminate the amount of the bonus award in its sole discretion. In no event may the amount of a bonus award for any performance period exceed the target bonus level, except to the extent the committee determines to pay an amount that does not qualify as performance-based compensation under Section 162(m) of the Code.

Each participant will receive a cash lump sum payment of his or her bonus award, less required withholding. (2)

Amendment or Termination of Plan
The Board of Directors or the committee may, at any time, amend, suspend or terminate the Amended Bonus Plan in whole or in part; provided, that, no amendment that requires stockholder approval in order for bonus awards under the Amended Bonus Plan to qualify as performance-based compensation under Section 162(m) of the Code will be effective unless approved by the requisite vote of the stockholders of the Company.

__________
NOTES:

(1)	As of the date of this proxy statement, 3 executive officers and no key employees (other than executive officers) participate in the Amended Bonus Plan.

(2)
Pursuant to Article 10 of The Goldfield Corporation 2013 Long-Term Incentive Plan, the committee that administers such plan has the right to pay eligible employees in that plan shares of the Company’s common stock in lieu of paying cash under the Company’s other incentive or bonus programs (including the Bonus Plan and the Amended Bonus Plan).

The table below shows (i) the amount of target bonus level for performance in 2016 allocated to each of the indicated persons and groups under the Amended Bonus Plan and (ii) the amount of the actual bonus award for performance in 2015 received by each of the indicated persons and groups under the Bonus Plan. The amounts of actual bonus awards for performance in 2016 and thereafter that will be received by participants in the Amended Bonus Plan, as well as the amounts of target bonus level for performance in 2017 and thereafter, are not determinable as of the date of this proxy statement.

Plan Benefits
	Amended and Restated Performance-Based Bonus Plan	Performance-Based Bonus Plan
Name and Position	Dollar Value ($) of Target Bonus Level for Performance in Fiscal Year 2016 (2)	Dollar Value ($) of Actual Bonus Award for Performance in Fiscal Year 2015
John H. Sottile Chairman, President and Chief Executive Officer	810,000	483,704
Stephen R. Wherry Senior Vice President, Treasurer and Chief Financial Officer	395,857	263,905
John W. Davis III President of Power Corporation of America and Southeast Power Corporation	See Note 2	390,329
All executive officers as a group	1,205,857	1,137,938
All directors who are not executive officers as a group	—	—
All employees (including all officers who are not executive officers) as a group	—	—
__________
NOTES:

(1)	Messrs. Sottile, Wherry and Davis earned bonus awards in the amounts of $483,704, $263,905 and $390,329, respectively, during 2015. Bonuses for Messrs. Sottile, Wherry and Davis were paid in 2016.

(2)
Messrs. Sottile and Wherry will each have the opportunity to earn a bonus award up to a maximum of 150% of his base salary, and his bonus will be based entirely upon the increase in the Company’s net income for 2016. Mr. Davis will have the opportunity to earn a bonus award, which will be calculated as 2.0% of the pre-tax earnings of Power Corporation of America for 2016, subject to adjustment for certain specified items, and will not be dependent upon any other factors.

Information Regarding Plans and Other Arrangements Not Subject to Security Holder Action
The table below shows the information required by Item 201(d) of Regulation S-K regarding Securities Authorized for Issuance Under Equity Compensation Plans as of December 31, 2015.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	—	n/a	1,250,000
Equity compensation plans not approved by security holders (2)	—	n/a	—
Total	—	n/a	1,250,000
__________
NOTES:

(1)	Consists of The Goldfield Corporation 2013 Long-Term Incentive Plan.

(2)	The Company does not have any equity compensation plans that have not been approved by its stockholders.
Your Board of Directors unanimously recommends a vote FOR the approval of the Amended Bonus Plan, including the material terms of the Amended Bonus Plan, for purposes of Section 162(m) of the Code.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 1, 2016, Common Stock ownership information regarding (i) the current nominees and directors and (ii) the named executive officers of the Company serving as of December 31, 2015. As of April 1, 2016, two stockholders, Ellbar Partners Management, LLC and John H. Sottile, were known by the Company to be beneficial owners of 5% or more of the outstanding shares of Common Stock. The address of each of the nominees, directors and named executive officers is c/o The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. Except as otherwise noted, each person listed in the following table has sole voting power and sole investment power with respect to the Common Stock beneficially owned by him or it.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Ellbar Partners Management, LLC (3) 15 East 5th Street, Suite 3200, Tulsa, OK 74103	2,000,177	7.86%
David P. Bicks	10,000	*
Harvey C. Eads, Jr. (4)	31,500	*
John P. Fazzini	21,950	*
Danforth E. Leitner	69,730	*
John H. Sottile (5)	2,056,934	8.08%
Stephen R. Wherry	55,000	*
John W. Davis III	500	*
All Directors and Executive Officers as a group (7 in number):	2,245,614	8.82%

*	Less than 1%

(1)
All amounts have been determined as of April 1, 2016 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and include holdings of spouses, children, step-children, parents, step-parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) living in the same household, even if beneficial ownership is disclaimed. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after April 1, 2016.

(2)
In accordance with the rules of the SEC, the percentage shown in this column opposite the name of each person has been computed assuming the exercise of any options held by such person or group and that no exercises by others have occurred.

(3)
This information is based upon a Schedule 13D Amendment filed by Ellbar Partners Management, LLC (“EPM”) and certain of its affiliates with the Securities and Exchange Commission on April 2, 2015 and information provided to the Company by EPM for inclusion herein. The reporting entities and persons are Boston Avenue Capital, LLC; Yorktown Avenue Capital, LLC; EPM; Stephen J. Heyman; James F. Adelson; Robert S. Adelson; David M. Adelson and Thomas A. Adelson. These entities and persons shared voting and dispositive power over 2,000,177 shares as of March 31, 2016.

(4)	Includes 1,130 shares of Common Stock owned by Mr. Eads’ wife.

(5)	Includes 140,400 shares of Common Stock owned by Mr. Sottile’s wife.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Copies of all such reports filed with the SEC are required to be furnished to the Company. Based on the Company’s review of the copies of such reports it has received and any written representations that certain reports were not required to be filed, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2015.

EXECUTIVE COMPENSATION
Objectives of Executive Compensation Program
Our executive compensation program, under the direction of the Benefits and Compensation Committee of the Board of Directors (the “Committee”), is designed to achieve the following objectives:

•	to align the interests and performance of the executive officers with Company performance and the interests of stockholders;

•	to attract, engage and keep key talent;

•	to provide competitive total compensation opportunities at acceptable cost, consistent with industry practice; and

•	to promote the Company’s vision, values, and business strategies.
Each year, the Committee conducts a full review of the Company’s executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Company’s performance and its executive compensation in the context of the compensation programs of other companies.
Benefits and Compensation Committee
The Committee is composed entirely of directors that the Board of Directors, in its judgment, has determined to have no material relationship with The Goldfield Corporation that would interfere with the exercise of independent judgment and to be independent under the applicable listing standards of the NYSE MKT LLC. The Committee is responsible for the establishment and oversight of the Company’s executive compensation program.
Internal Pay Equity
We do not use “internal pay equity” as a constraint on compensation paid to the Chief Executive Officer or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on a specified multiple of compensation awarded to another executive or a class of employees of the company. Management and the Committee do not believe such arbitrary limitations are an appropriate way to make compensation decisions for executives. Instead, we rely on the judgment of the Committee, after considering recommendations from management and, in certain circumstances, compensation consultants, available market data and the evaluations of executive performance, in the context of a program that is weighed heavily in favor of performance-based compensation for executive officers.
Elements of Executive Compensation
Our Company’s executive compensation program is intended to reward achievement of both short and long-term business goals. The key elements of our executive compensation program consist of base salary and the Performance-Based Bonus Plan (in 2016, the Amended and Restated Performance-Based Bonus Plan). The Committee’s policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Sottile, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by our Company when determining each component of the applicable executive officer’s compensation.
Our Company’s executive compensation consists of the following:

•	Base salaries;

•	Performance-based bonus plan (in 2016, the Amended and Restated Performance-Based Bonus Plan);

•	Health and welfare benefits offered to all employees such as health insurance, life insurance and long-term disability;

•	Additional life insurance;

•	401(k) match;

•	Perquisite compensation including use of company-owned vehicles; and

•	Termination benefits (for the CEO only).
Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of stockholders. The incentives used by our Company are based on financial objectives of importance to the Company, including earnings growth and creation of shareholder value, as well as non-quantitative considerations. In addition, we base certain incentives on measures relating to individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Base Salaries. Executive salaries are designed to attract and retain executive talent and to reward individual performance. Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies. Mr. Sottile’s base salary is determined in accordance with the provisions of the Company’s employment agreement with Mr. Sottile, which is described under “Narrative Disclosure to Summary Compensation Table–Employee Contracts” below.
Performance-Based Bonus Plan and Amended and Restated Performance-Based Bonus Plan. On September 17, 2002, the Board of Directors adopted a Performance-Based Bonus Plan (the “Bonus Plan”), effective January 1, 2002. The Company established the Bonus Plan as a means of enhancing the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance. The Company designed the Bonus Plan to focus a select group of the Company’s officers, including Mr. Sottile, and key employees (the “Participants”) on the establishment and implementation of strategic plans that will help ensure the Company’s continued growth, profitability and achievement of superior results by linking a portion of their compensation to the success of the Company. On March 10, 2016, the Board of Directors amended and restated the Bonus Plan (as amended and restated, the “Amended Bonus Plan”), effective January 1, 2016, as described in Proposal 4.
Under the Bonus Plan and the Amended Bonus Plan, the Participants are eligible to receive a bonus, the amount of which is dependent upon the achievement of specific performance goals as determined by the Committee. In general, on an annual basis, the Committee sets performance goals which may include, but are not limited to: shareholder value, pre-tax net income, the participant’s contribution to achieving significant strategic objectives or in the case of subsidiaries, a percentage of the operating income of such subsidiary. For 2015, Mr. Sottile and Mr. Wherry could earn 100% of their respective 2015 base salaries for their bonus awards. Mr. Sottile’s bonus was dependent upon the increase in Goldfield’s share price in 2015, the increase in Goldfield’s net income in 2015 and his overall executive performance in 2015, a non-quantitative factor incorporating an evaluation by the Committee of Mr. Sottile’s leadership, strategic planning, relationship management and human resources management. For 2015, Mr. Wherry’s bonus was dependent upon the increase in Goldfield’s net income in 2015 and his overall executive performance in 2015, a non-quantitative factor incorporating an evaluation by the Committee of Mr. Wherry’s contributions with respect to financial management, Goldfield’s reporting and internal controls and other compliance initiatives. For 2015, Mr. Davis’ bonus award was calculated as a percentage of the pre-tax earnings of Power Corporation of America (“PCA”), the Company’s electrical construction subsidiary, subject to adjustment for certain specified items, and was not dependent upon any other factors. For additional details on the target levels for the performance-based bonus plans see “Narrative Disclosure to Summary Compensation Table—Bonus and Non-Equity Incentive Compensation” below.
Health and Welfare Benefits. Mr. Sottile, Mr. Wherry, and Mr. Davis (collectively, the “Named Executive Officers”) were eligible to participate in our health and welfare plans. These plans are generally available on the same basis to all of our employees who satisfy minimum eligibility requirements, subject to certain differences in contribution levels applicable to the employees of Power Corporation of America (“PCA”), including Mr. Davis. The long-term disability plan benefits for the Named Executive Officers are similar to the long-term disability plan benefits for officers, full-time corporate headquarters personnel, project managers and operations managers except that the Named Executive Officers receive a benefit percentage of 66 and two-thirds compared to a benefit percentage of 60 for all other eligible employees. Both the life and AD&D insurance plans provide a benefit of $50,000 for all officers, full-time corporate headquarters personnel, project managers and operations managers.
Additional Life Insurance. In addition to the standard term life insurance benefit provided to all officers, full-time corporate headquarters personnel, project managers and operations managers noted above, the Company has provided a flexible premium adjustable life insurance policy to Messrs. Sottile and Wherry under the terminated Employee Benefit Agreements as further described at “Narrative Disclosure to Summary Compensation Table— Employee Benefit Agreements” below.
401(k) Match. The Named Executive Officers participate in the Company’s 401(k) Plan on the same terms and conditions as all other employees. The plan provides for an employer matching contribution of 50 percent of up to six percent of all eligible contributions.
Other Perquisite Compensation. Other perquisite compensation, which includes use of a company-owned vehicle, are provided to executive officers based on their travel requirements and business development responsibilities. The Committee and the Board of Directors believe that given the diverse locations of our electrical construction offices, projects and customers, use of a company-owned vehicle for specified employees, including the Named Executive Officers, is important to achieving our business objectives. The full cost of the company-owned vehicles, including the depreciation, fuel, insurance, maintenance costs, registration and title fees is reported in the 2015 Summary Compensation Table and the value of this benefit (based upon rates established by the Internal Revenue Code) is imputed as income to each of the Named Executive Officers.

Termination Benefits. Our severance arrangement included in the employment agreement with Mr. Sottile is intended to provide compensation and a fair financial transition for the Chief Executive Officer when an adverse change in his employment status is required due to the needs of the Company or as a result of certain unexpected corporate events. This arrangement also recognizes past contributions by the Chief Executive Officer, who is a long-tenured employee, if he should be asked to leave. These arrangements are intended to allow the Chief Executive Officer to focus on performance, and not on his personal financial situation, in the face of uncertain or difficult times or events beyond his control. If the Chief Executive Officer’s employment is terminated by the Company without cause, or if he terminates his employment for good reason (as defined by the employment agreement), our Chief Executive Officer is entitled to receive, in addition to other benefits, a lump sum cash amount equal to 2.999 times his average W-2 compensation for the five calendar years preceding the calendar year of termination, a lump sum cash payment of a prorated portion of his annual award under the Bonus Plan or Amended Bonus Plan (“Performance-Based Bonus”) and continued health care benefits, consistent with the Company’s current health care plan, for Mr. Sottile, his spouse and dependents for three years after his termination. In the event of his permanent disability, we may terminate the Chief Executive Officer’s employment upon at least thirty days advance written notice, and in the event of his death, the Chief Executive Officer’s employment shall be deemed terminated on the date of his death. In the case of such a termination of employment due to his death or permanent disability, the Chief Executive Officer or his estate will be entitled to receive, in addition to other benefits, a lump sum cash amount equal to one times his average W-2 compensation for the five calendar years preceding the calendar year of his death or disability, a lump sum cash payment of a prorated portion of his annual Performance-Based Bonus and continued health care benefits, consistent with the Company’s current health care plan, for Mr. Sottile, his spouse and dependents for three years after his termination. Any compensation waived by Mr. Sottile will be included for purposes of calculating his average W-2 compensation under his employment contract. In the event that the payments and benefits Mr. Sottile is entitled to receive in connection with a change of control of the Company would be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, then the amount of such payments would be reduced (but not below zero) to the extent necessary so that no portion of such payments would be subject to the excise taxes.
Compensation Decisions and Results. For the year ended December 31, 2015, the Committee conducted its annual compensation review, which included a review of compensation information disclosed in proxy materials by other companies and the general knowledge of the market by each member of the Committee.
Compensation reviews for all executive officers, including Mr. Sottile, are conducted annually and compensation adjustments are made based upon the performance of the Company and of each executive officer, the executive officer’s potential, the scope of the executive officer’s responsibilities and experience, and base salaries for comparable positions at other companies. In assessing the factors described above when making salary adjustments, the Committee considers both financial and non-financial measures.
The Committee developed the individual and corporate goals and objectives relevant to the compensation of each of the Company’s executive officers in 2015, including Mr. Sottile, evaluated the executive officer’s performance in light of those goals and objectives, and recommended to the Board of Directors the appropriate 2015 compensation on the basis of those evaluations. The total compensation of Mr. Sottile and the Company’s other Named Executive Officers is detailed in the Summary Compensation Table below. This process is designed to ensure consistency throughout the executive compensation program.
The specific criteria used by the Committee for 2015 with respect to the executive officers were shareholder value, as measured by the Company’s stock price performance, earnings performance, and overall executive performance, a non-quantitative factor which the Committee assessed for each executive officer based upon the officer’s achievement of non-financial goals. Messrs. Sottile, Wherry and Davis earned bonus awards in the amounts of $483,704, $263,905 and $390,329, respectively, during 2015. Bonuses for Messrs. Sottile, Wherry and Davis were paid in 2016. The criteria and methodology for determining Messrs. Sottile’s, Wherry’s and Davis’ 2015 bonuses were approved at the meeting of the Board of Directors held on March 12, 2015. The bonus awards for Messrs. Sottile, Wherry and Davis were earned based upon the Committee’s assessment of the level of performance of each of these officers with respect to the performance measures established in and for 2015.

Summary Compensation Table
The following table sets forth certain compensation information for the Named Executive Officers:

Name and Principal Position	Year	Salary ($)		Bonus (3) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)		Total ($)
John H. Sottile	2015	506,367	(2)	—	483,704	41,294	(4)	1,031,365
Chairman, President and Chief Executive Officer	2014	512,419		—	108,657	36,211	(5)	657,287

Stephen R. Wherry	2015	258,829	(2)	—	263,905	24,695	(4)	547,429
Senior Vice President, Treasurer and Chief Financial Officer	2014	263,905		131,952	—	25,291	(5)	421,148

John W. Davis III	2015	191,106	(1)	—	390,329	24,476	(4)	605,911
President of Power Corporation of America and Southeast Power Corporation	2014	187,500		—	192,691	25,045	(5)	405,236

(1)	During 2015 annual compensation includes fifty-three weeks.

(2)	Excludes one week salary withheld upon payroll system change in 2015.

(3)
For a discussion of the compensation reported in the Bonus and Non-Equity Incentive Plan Compensation columns, see “Narrative Disclosure to Summary Compensation Table—Bonus and Non-Equity Incentive Compensation” below. Bonuses and Non-Equity Incentive Plan Compensation for Messrs. Sottile, Wherry and Davis earned in 2015 were paid in 2016. Bonuses and Non-Equity Incentive Plan Compensation for Messrs. Sottile, Wherry and Davis earned in 2014 were paid in 2015.

(4)
Amounts include (a) employer matching contributions to the Company’s Cash Deferred Profit Sharing Plan (“401(k) Plan”) ($7,950 for Mr. Sottile; $7,950 for Mr. Wherry; and $7,950 for Mr. Davis), (b) cost for use of a company-owned vehicle ($20,710 for Mr. Sottile; $14,512 for Mr. Wherry; and $16,526 for Mr. Davis), (c) the economic benefit related to the life insurance policies as described in Narrative Disclosure to Summary Compensation Table—Employee Benefit Agreements below ($12,634 for Mr. Sottile; and $2,233 for Mr. Wherry). Starting in 2000, the Company no longer pays the premiums on these life insurance policies referenced in clause (c) above. Instead, the portion of the premium related to the cost of life insurance is satisfied from the existing cash surrender value of the policies.

(5)
Amounts include (a) employer matching contributions to the Company’s 401(k) Plan ($7,800 for Mr. Sottile; $7,800 for Mr. Wherry and $7,800 for Mr. Davis), (b) cost for use of a company-owned vehicle ($16,854 for Mr. Sottile; $15,474 for Mr. Wherry and $17,245 for Mr. Davis), and (c) the economic benefit related to the life insurance policies under the Employee Benefit Agreements as described in “Narrative Disclosure to Summary Compensation Table—Employee Benefit Agreements” below ($11,557 for Mr. Sottile; and $2,017 for Mr. Wherry).

Messrs. Sottile, Wherry and Davis are all of the Company’s Named Executive Officers. Biographical information for Mr. Sottile may be found in “Information About Nominees.” Mr. Wherry, 58, has served as Treasurer, Assistant Secretary and Chief Financial Officer of the Company since 1988, Vice President of the Company since 1993 and Senior Vice President of the Company since 2006. Mr. Wherry is a certified public accountant. Mr. Davis, 42, was appointed President of Southeast Power, effective January 1, 2013, and President of PCA, effective August 29, 2013, previously served as Chief Operating Officer of Southeast Power since April 2011 and Vice President from June 2009 to December 2012.
Narrative Disclosure to Summary Compensation Table
Employee Benefit Agreements. Beginning in 1989, the Company entered into Employee Benefit Agreements (each, a “Benefit Agreement”) with Messrs. Sottile and Wherry and certain employees of the Company. Under the terms of each Benefit Agreement, the Company owned life insurance policies that accumulated cash surrender value for the retirement of the employee, at age 65, while also providing a life insurance benefit for the employee. Under the terms of each Benefit Agreement, the Company was entitled to a refund of the lesser of the previously paid premiums or the cash surrender value of the insurance policy, either upon retirement of the employee, the death of the employee or upon the termination of the Benefit Agreement. In 2000, the Company terminated the Benefit Agreements to eliminate the annual insurance premium obligations. Although the Company does not anticipate making any further cash premium payments, the Company will continue to own the policies and has granted each employee the right to name the beneficiary for the death benefits in excess of premiums previously paid by the Company, less any outstanding loans.
Employee Contracts. As of December 31, 2015, Mr. Sottile was the only Named Executive Officer who had an employment agreement with the Company. Mr. Sottile’s employment agreement dated as of November 1, 2001, as restated and amended to date, currently provides for a base salary of $540,000, subject to increase in an amount equal to the annual percentage increase in the Consumer Price Index for all urban consumers (the “CPI”). As of December 31, 2015, the agreement provided for continuous employment through January 31, 2016 and automatically extends for an additional three months on the last day of each three-month period, unless Mr. Sottile or the Company gives notice that the employment period shall no longer so extend. For information as to Mr. Sottile’s compensation upon termination of employment, see “Compensation Upon Termination” below.
Base Salaries. Effective January 1, 2016, Mr. Sottile’s annual base salary increased from $516,295.89 to $540,000.00. Mr. Wherry’s annual base salary for 2016 is $263,904.51 with no increase from the 2015 annual base salary. Effective January 1, 2016, Mr. Davis’ annual base salary increased from $187,500.00 to $237,500.00 as approved by the Committee.
Bonus and Non-Equity Incentive Compensation. Salaries for Named Executive Officers are set each year by the Committee. In addition, the Committee sets the specific criteria for bonuses and non-equity incentive compensation during the year.
For both 2015 and 2014, Mr. Sottile’s non-equity incentive compensation and bonus award limitations were a maximum of 100% of his base salary, as approved by the Board of Directors in March 2015 for 2015 and in March 2014 for 2014. They were dependent upon the following three factors: (1) a target increase in Goldfield’s share price of 20% (weighted 25%); (2) a target improvement in Goldfield’s net income (loss) of 15% (weighted 25%); and (3) his overall executive performance (weighted 50%), a non-quantitative factor incorporating an evaluation by the Committee of Mr. Sottile’s leadership, strategic planning, relationship management and human resources management. The award related to factors (1) and (2) is classified as non-equity incentive compensation on the Summary Compensation Table and the award related to factor (3) is classified as bonus on the Summary Compensation Table.
For both 2015 and 2014, Mr. Wherry’s non-equity incentive compensation and bonus award limitations were a maximum of 100% of his base salary, as approved by the Board of Directors in March 2015 for 2015 and in March 2014 for 2014. They were dependent upon the following two factors: (1) a target improvement in Goldfield’s net income (loss) of 15% (weighted 50%); and (2) his overall executive performance (weighted 50%), a non-quantitative factor incorporating an evaluation by the Committee of Mr. Wherry’s contributions with respect to financial management, Goldfield’s reporting and internal controls and other compliance initiatives. The award related to factor (1) is classified as non-equity incentive compensation on the Summary Compensation Table and the award related to factor (2) is classified as bonus on the Summary Compensation Table.
For both 2015 and 2014, Mr. Davis’ non-equity incentive compensation award was calculated as 3.50 percent of the pre-tax earnings of PCA and its subsidiaries (Southeast Power and C and C Power Line, Inc. ), subject to adjustment for certain specified items, and was not dependent upon any other factors. The entire award to Mr. Davis is classified as non-equity incentive compensation for both 2015 and 2014 on the Summary Compensation Table.
Equity Compensation Plan Information
As of December 31, 2015, we have one equity compensation plan, the 2013 Plan, which was previously approved by our stockholders. No shares have been issued under this plan and there are no outstanding options, warrants or rights. 1,250,000 shares remain available for future issuances. We do not have any equity compensation plans not previously approved by our stockholders.
Compensation Upon Termination
Mr. Sottile is the only Named Executive Officer with an employment contract as of December 31, 2015. Under Mr. Sottile’s employment contract, he will receive certain compensation in the event the Company terminates his employment without cause or if Mr. Sottile terminates his employment for good reason, which per the contract means (i) the Company fails to provide the compensation or benefits provided for under his employment contract, (ii) a material diminution of Mr. Sottile’s position or title or in the nature of his responsibilities, (iii) a successor fails to assume the contract, (iv) the Company materially breaches the contract, (v) the relocation of Mr. Sottile, or (vi) a change in control of the Company. A change in control, as defined in the employment contract, means (i) the acquisition by an individual, entity, or group of 20% or more of the combined voting power of the Company’s then outstanding Common Stock, (ii) consummation of a merger or similar transaction or a sale, lease or other transfer of all or substantially all of the Company’s assets, unless the Company’s stockholders immediately prior to the transaction beneficially own at least 80% of the outstanding Common Stock and voting power of the resulting corporation in substantially the same proportions as before the transaction, or (iii) a change in a majority of the Board of Directors who were neither nominated by a majority of the directors on the Board of Directors as of November 30, 2001 nor appointed or endorsed by directors so nominated. Specifically, in any of these events, Mr. Sottile is entitled to receive a lump sum cash amount equal to 2.999 times his average W-2 compensation for the five calendar years preceding the calendar year of termination, a lump sum cash payment of a prorated portion of his annual award under the Bonus Plan (“Performance-Based Bonus”) and continued health care benefits for three years after termination. In the event of his permanent disability, the Company may terminate Mr. Sottile’s employment upon at least thirty days advance written notice, and in the event of his death, Mr. Sottile’s employment shall be deemed terminated on the date of his death. In the case of such a termination of employment due to his death or permanent disability, Mr. Sottile or his estate will be entitled to receive a lump sum cash amount equal to one times his average W-2 compensation for the five calendar years preceding the calendar year of his death or disability, a lump sum cash payment of a prorated portion of his annual Performance-Based Bonus and continued health care benefits for three years after termination. Any compensation waived by Mr. Sottile will be included for purposes of calculating his average W-2 compensation under his employment contract. In the event that the payments and benefits Mr. Sottile is entitled to receive in connection with a change of control of the Company would be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, then the amount of such payments would be reduced (but not below zero) to the extent necessary so that no portion of such payments would be subject to the excise taxes.
If the Company had terminated Mr. Sottile’s employment without cause or if Mr. Sottile had terminated his employment for good cause on December 31, 2015, Mr. Sottile would have received the following severance benefits under his employment agreement: (1) a lump sum payment of $2,165,182, consisting of his average W-2 compensation for the five calendar years preceding the calendar year of termination (including any waived compensation) times 2.999, (2) a lump sum payment of $483,704, consisting of his current year Performance-Based Bonus, (3) a lump sum payment of $49,644 consisting of his accrued vacation and one week salary withheld upon payroll system change in 2015, and (4) continued health care benefits for his spouse and dependents for three years following termination valued at approximately $51,689.
If the Company had terminated Mr. Sottile’s employment due to disability on December 31, 2015, Mr. Sottile would have received the following severance benefits under his employment agreement: (1) a lump sum payment of $731,897, consisting of his average W-2 compensation for the five calendar years preceding the calendar year of termination (including any waived compensation), times one, (2) a lump sum payment of $483,704, consisting of his current year Performance-Based Bonus, (3) a lump sum payment of $49,644 consisting of his accrued vacation and one week salary withheld upon payroll system change in 2015, (4) continued health care benefits for his spouse and dependents for three years following termination valued at approximately $51,689, and (5) long-term disability insurance payments until age 70 of $15,000 per month.
If Mr. Sottile’s employment was terminated due to death on December 31, 2015, Mr. Sottile’s estate would have received the following benefits under his employment agreement: (1) a lump sum payment of $731,897, consisting of his average W-2 compensation for the five calendar years preceding the calendar year of termination (including any waived compensation), times one, (2) a lump sum payment of $483,704, consisting of his current year Performance-Based Bonus, (3) a lump sum payment of $49,644 consisting of his accrued vacation and one week salary withheld upon payroll system change in 2015, (4) continued health care benefits for his spouse and dependents for three years following termination valued at approximately $51,689, (5) a lump sum payment of $50,000 in Company provided life insurance, and (6) a lump sum payment of $2,610,360 in additional life insurance.
Messrs. Wherry and Davis do not have employment contracts. As of December 31, 2015, Messrs. Wherry and Davis were eligible for certain benefits upon termination due to death or disability. If the Company had terminated Mr. Wherry’s employment due to disability on December 31, 2015, Mr. Wherry would have received the following severance benefits: (1) a lump sum payment of $263,905, consisting of his current year Performance-Based Bonus, (2) a lump sum payment of $35,058 consisting of his accrued vacation and one week salary withheld upon payroll system change in 2015, and (3) long-term disability insurance payments until age 70 of $15,000 per month. If the Company had terminated Mr. Davis’ employment due to disability on December 31, 2015, Mr. Davis would have received the following severance benefits: (1) a lump sum payment of $390,329, consisting of his current year Performance-Based Bonus and (2) long-term disability insurance payments until age 70 of $15,000 per month. If Mr. Wherry’s employment was terminated due to death on December 31, 2015, Mr. Wherry’s estate would have received the following benefits: (1) a lump sum payment of $263,905, consisting of his current year Performance-Based Bonus, (2) a lump sum payment of $35,058 consisting of his accrued vacation and one week salary withheld upon payroll system change in 2015, (3) a lump sum payment of $50,000 in Company provided life insurance, and (4) a lump sum payment of $919,717 in additional life insurance. If Mr. Davis’ employment was terminated due to death on December 31, 2015, Mr. Davis’ estate would have received the following benefits: (1) a lump sum payment of $390,329, consisting of his current year Performance-Based Bonus and (2) a lump sum payment of $50,000 in Company provided life insurance.

AUDIT COMMITTEE REPORT AND FEE INFORMATION
Audit Committee Report
The Board of Directors appoints an Audit Committee each year to review the Company’s financial matters. Each member of the Company’s Audit Committee meets the independence requirements set by NYSE MKT LLC.
The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2015. The Audit Committee also discussed all the matters required by professional auditing standards to be discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm written disclosure required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and has discussed with the independent registered public accounting firm its independence from the Company and its management. Based on its review and discussions, including discussions without management or members of the independent registered public accounting firm present, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2015.
David P. Bicks, Chairman
Harvey C. Eads, Jr.
John P. Fazzini
Danforth E. Leitner
Audit Fees
The total fees billed for professional services rendered by KPMG LLP for the audit of the Company annual financial statements included in the Form 10-K and the reviews of the quarterly financial statements included in the Forms 10-Q for the years ended December 31, 2015 and 2014 and for the separate audit for certain of the Company’s subsidiaries, aggregated to $246,800 and $300,635, respectively.
Audit-Related Fees
The aggregate fees billed for assurance and related services rendered by KPMG LLP were $4,200 and $7,700 for the years ended December 31, 2015 and 2014, respectively. The 2015 fees were comprised of a CFO Financial Assurance letter for the United States Environmental Protection Agency and a state licensure audit report. The 2014 fees were for a state licensure audit report.
Tax Fees
There were no professional tax services rendered by KPMG LLP during the years ended December 31, 2015 or 2014.
All Other Fees
There were no other fees billed by KPMG LLP during the years ended December 31, 2015 or 2014.
Pre-approval Policy
To safeguard the continued independence of the Company’s independent registered public accounting firm, the Audit Committee has established a policy which requires all audit and non-audit services, subject to a de minimis exception pursuant to SEC Regulation S-X Rule 2-01(c)(7)(i)(C), to be performed by the Company’s independent registered public accounting firm, to be pre-approved by the Audit Committee prior to such services being performed. The policy also prohibits the Company’s independent registered public accounting firm from providing any services which would impair the accounting firm’s independence. The Audit Committee has delegated the pre-approval authority to the Audit Committee Chairman. The Chairman or member(s) to whom authority is delegated is to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management its responsibilities to pre-approve services.
All audit services performed by the Company’s independent registered public accounting firm during the year ended December 31, 2015 were approved by the Board of Directors following recommendation of such approval by the Audit Committee.

ADDITIONAL INFORMATION
The Company will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by regular employees of the Company with no specific additional compensation to be paid for such services. Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, has been retained to assist in the solicitation of proxies at a cost not to exceed $20,000 plus out-of-pocket expenses.
OTHER MATTERS
Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will have the discretion to vote on such matters according to their best judgment.
2017 STOCKHOLDER PROPOSALS
To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2017 Annual Meeting, stockholder proposals must be received by the Company no later than December 28, 2016, unless the Company changes the date of the 2017 Annual Meeting by more than 30 days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s quarterly reports on Form 10-Q.
In addition, the Company’s Amended and Restated Bylaws, as amended, require timely advance written notice to the Company by any stockholder who intends to nominate a director to the Company’s Board of Directors or to bring any other business before any meeting of the stockholders of the Company. Notice will be considered timely for the 2017 Annual Meeting if it is submitted not earlier than February 2, 2017 and not later than March 4, 2017.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
The Securities and Exchange Commission has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This is known as “householding.”
If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same address will receive only one copy of any of our annual report, proxy statement for our annual meeting of stockholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card for each registered shareholder who shares your last name and lives at your address.
If you do not wish to participate in the householding program, please contact our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449 to “opt-out” or revoke your consent. If you “opt-out” or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Goldfield proxy statement, annual report and other future stockholder mailings. If you receive multiple copies of our annual report to stockholders and proxy statement, you can request householding by contacting our transfer agent in the manner described above.
If you do not object to householding, (1) you are agreeing that your household will only receive one copy of future Goldfield stockholder mailings, and (2) your consent will be implied and householding will start 60 days after the mailing of this notice, to the extent you have not previously consented to participation in the householding program. Your affirmative or implied consent to householding will remain in effect until you revoke it. Goldfield shall begin sending individual copies of applicable security holder communications subject to householding rules to a security holder within 30 days after revocation by the security holder of prior affirmative or implied consent. Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials.
Most banks and brokers are delivering only one copy of the annual report and proxy statement to consenting street-name stockholders (stockholders who own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. Those street-name stockholders who wish to receive separate copies may do so by contacting their bank or broker or other holder of record.
We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders can make such request by contacting our transfer agent in the manner described above.
By Order of the Board of Directors
Mary L. Manger
Secretary
Dated:
April 27, 2016
*        *        *
The Annual Report to Stockholders for the year ended December 31, 2015, which includes financial statements, is being mailed concurrently to stockholders. The Annual Report does not form any part of the material for the solicitation of proxies.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission, is available without charge to those stockholders who would like more detailed information concerning the Company. If you would like a copy of the Form 10-K, please write to: The Goldfield Corporation, 1684 West Hibiscus Boulevard, Melbourne, FL 32901. You may also obtain the Form 10-K and other recent filings with the Securities and Exchange Commission from our website, www.goldfieldcorp.com.
Under rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. You may access the following information as of the date the proxy materials are first sent to our stockholders at www.goldfieldproxy2016.com, which does not have “cookies” that identify visitors to the site: Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and our 2015 Annual Report.
Additional information about the Company, including its Code of Ethics for its executive officers and Business Conduct policies for all of its officers, directors and employees, is available through the Company’s website at www.goldfieldcorp.com.

Exhibit A

THE GOLDFIELD CORPORATION
AMENDED AND RESTATED PERFORMANCE-BASED BONUS PLAN
Amended and Restated Effective January 1, 2016
I.PURPOSE
The purpose of The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan (the “Plan”) is to enhance the Company’s continued growth and profitability through a performance-based compensation program that rewards superior performance. The Plan is designed to focus a select group of the Company’s officers and key employees on the establishment and implementation of strategic plans that will help ensure the Company’s continued growth, profitability and the achievement of superior results by linking a portion of their compensation to the success of the Company. Accordingly, the Plan is designed to provide participants with incentive compensation opportunities, as determined by the Committee, that focus on individual and team contributions through the measurement of specific financial and other performance goals that are consistent with the Company’s corporate objectives.
Bonus Awards under the Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code. However, Bonus Awards under the Plan may be made or paid under circumstances that do not qualify as performance-based compensation.
II.DEFINITIONS
In addition to terms defined elsewhere in this Plan, the following terms shall have the meanings indicated for purposes of the Plan:
“BASE COMPENSATION” means a Participant’s annual base salary earned during the applicable Plan Year.
“BENEFICIARY” means the person designated by a Participant in writing as the Participant’s beneficiary.
“BOARD” means the Board of Directors of the Company, as constituted from time to time.
“BONUS AWARD” means the bonus, if any, as determined by the Committee, to be paid to a Participant with respect to a Performance Period.
“CODE” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
“COMMITTEE” means the Benefits and Compensation Committee of the Board, or such other committee appointed by the Board to administer the Plan.
“COMPANY” means The Goldfield Corporation and any successor thereto, including its Subsidiaries.
“DETERMINATION DATE” means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date must be a date on which the outcome of the Performance Goals are substantially uncertain.
“GAAP” means U.S. generally accepted accounting principles in effect from time to time.
“NEGATIVE DISCRETION” means the discretion of the Committee to reduce or eliminate the size of a Bonus Award.
“PARTICIPANT” means each officer or key employees of the Company who is designated by the Committee as eligible to participate in the Plan and, subject to the Committee’s sole discretion, entitled to receive Bonus Awards under the Plan with respect to a specific Performance Period.
“PERFORMANCE CRITERIA” means the performance criteria upon which Company and individual Performance Goals applicable for a particular Performance Period are based, as described in Article VII.
“PERFORMANCE GOALS” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals must be based upon one or more Performance Criteria applicable for the Performance Period, as described in Article VII.

“PERFORMANCE PERIOD” means the period for which performance is calculated, which unless otherwise indicated by the Committee will be the Plan Year.
“PLAN” means The Goldfield Corporation Amended and Restated Performance-Based Bonus Plan.
“PLAN YEAR” means the fiscal year of the Company, which commences on January 1 and ends on December 31.
“SUBSIDIARY” means any corporation, partnership, limited liability company or other entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof, or (b) if a partnership, limited liability company or other entity, fifty (50) percent or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company, one or more of the other Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company and its Subsidiaries will be deemed to have fifty (50) percent or more ownership interest in a partnership, limited liability company or business entity if the Company and its Subsidiaries are allocated fifty (50) percent or more of partnership, limited liability company or other entity gains or losses or control the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.
“TARGET BONUS LEVEL” means, for any Performance Period, the fixed dollar amount or the percentage of the Participant’s Base Compensation deemed by the Committee to be the Target Bonus Level for the Participant for such Performance Period.
“TOTAL DISABILITY” means a Participant’s incapacity due to physical or mental illness, which entitles the Participant to long-term disability benefits under the Company’s long-term disability plan, or, if no such plan is then in place, incapacity that causes the Participant to be absent from his duties on a full time basis for 90 consecutive days or as otherwise provided pursuant to an employment agreement between the Participant and the Company and/or a Subsidiary.
III.EFFECTIVE DATE OF PLAN
The Plan is effective as of January 1, 2016. The Plan is an amendment and restatement of, and supersedes, the Company’s Performance-Based Bonus Plan, previously effective January 1, 2002. The Plan will remain in effect until it has been terminated pursuant to Article IX.
IV.PLAN ADMINISTRATION
The Plan will be administered by the Committee, which must consist of not less than two members of the Board, each of whom must qualify as an “outside director” under Section 162(m) of the Code.
Subject to the provisions of the Plan and applicable law, the Committee has the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Bonus Award; (iii) determine whether, to what extent, and under what circumstances Bonus Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Bonus Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, and must be given the maximum deference permitted by law.
The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Bonus Awards to executive officers; (ii) make Bonus Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Article VIII in accordance with Section 162(m) of the Code.
No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith in connection with the administration or interpretation of the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability

(including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or bad faith.
V.PARTICIPANTS
Participants will be selected by the Committee from among officers and key employees working at or for the Company or a Subsidiary who are in a position to make significant contributions to the success of the Company.
The Committee, in its discretion, will select, no later than the Determination Date, the Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
Notwithstanding any other provision of the Plan, the Committee may grant a Bonus Award after the Determination Date to a newly hired or newly eligible Participant. Such Bonus Award may or may not qualify as performance-based compensation under Section 162(m) of the Code.
VI.TARGET BONUS LEVELS
Prior to or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (except as provided in Article V above), the Committee, in its sole discretion, will establish the Target Bonus Level for each Participant for the Performance Period, the payment of which will be conditioned on the achievement of the Performance Goals for the Performance Period.
Prior to or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (except as provided in Article V above), the Committee, in its sole discretion, will establish in writing the Performance Goals for each Participant for the Performance Period and will prescribe a formula for determining the percentage of the Target Bonus Level which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals must be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
Establishment of a Target Bonus Level for a Participant for a Performance Period shall not imply or require that the same Target Bonus Level for such Participant be set for any subsequent Performance Period. The Target Bonus Level for a Participant who becomes a Participant after the beginning of a Performance Period shall be adjusted as necessary to reflect the partial period of participation.
The Committee is authorized, in its sole discretion, to adjust or modify the calculation of one or more Performance Goals for a Performance Period in connection with any one or more of the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period; and (f) acquisitions or divestitures. Except as the Committee may otherwise determine, no adjustment may be made if the effect would be to cause a Bonus Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.
VII.PERFORMANCE GOALS
For each Performance Period and with respect to each Participant, the Committee shall (a) select one or more quantitative components and/or individual components that shall serve as Performance Goals for that Performance Period (each, a “Performance Criteria”), (b) determine the conditions necessary for attainment of any Performance Goals and (c) if more than one Performance Goal is selected for a Participant, determine the weight given each such goal in determining the Participant’s Bonus Award.
Quantitative Components: The Committee is responsible for defining the performance measures which support or correspond with the Company’s financial goals, as expressed in the Company’s annual business plan for the Plan Year. In general, quantitative measures of the Company’s financial performance during a Plan Year shall be selected by the Committee on a year-to-year basis and may include one or more of the following: shareholder value, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, net interest income, net interest margin, net interest spread, non-performing assets, total assets, operating expenses, other expenses, other income, loan income, fee income, and any sub-categories or ratios of or between any of the above, on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation.
Individual Components: Individual performance measures may be established for each Participant. These measures shall relate to the strategic objectives and/or special projects of the Company and/or a Subsidiary, as applicable, and shall be weighted according to their importance to the Company and/or Subsidiary and the impact of the Participant on their achievement.
The Performance Goals shall be established in writing not later than the Determination Date.
VIII.PAYMENT OF BONUS AWARDS
(a)    Following the completion of each Performance Period, the Committee will determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(b)    To the extent that the Performance Goals are achieved, the Committee must certify in writing, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant have been achieved and will then determine, in accordance with the prescribed formula, the amount of each Participant’s Bonus Award.
(c)    In determining the amount of each Bonus Award, the Committee may reduce or eliminate the amount of the Bonus Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.
(d)    In no event may the amount of a Bonus Award for any Performance Period exceed the Target Bonus Level, except to the extent the Committee determines to pay an amount that does not qualify as performance-based compensation under Section 162(m) of the Code.
(e)    As soon as practicable following the Committee’s certification for the applicable Performance Period, each Participant will receive a cash lump sum payment of his or her Bonus Award, less required withholding; provided, however, that unless otherwise determined by the Committee, Bonus Awards shall be paid by not later than March 15. Except to the extent the Committee determines to pay a Bonus Award to a Participant for any reason in the Committee’s sole discretion, (1) no Bonus Award may be paid to any Participant who is not actively employed by the Company or a Subsidiary on the date that Bonus Awards are paid, and (2) if a Participant’s employment terminates for any reason (including death, Total Disability or retirement) prior to the date that Bonus Awards are paid, all of the Participant’s rights to a Bonus Award for the Performance Period will be forfeited. Any amounts to which a Participant is entitled shall be paid to the Participant or his Beneficiary or, in the absence of such designation, to his estate.
IX.AMENDMENT OR TERMINATION OF THE PLAN
The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires stockholder approval in order for Bonus Awards under the Plan to qualify as performance-based compensation under Section 162(m) of the Code will be effective unless approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment may adversely affect the rights of any Participant to Bonus Awards allocated prior to such amendment, suspension or termination.
X.MISCELLANEOUS PROVISIONS
A.Limitation of Rights
No provision of the Plan or any document describing the Plan or establishing rules or regulations regarding the Plan’s administration shall be deemed to confer on any Participant the right to continue in the Company’s and/or a Subsidiary’s employ or to affect the right of the Company and/or a Subsidiary to terminate any such Participant’s employment or service. The Plan shall not be treated as an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not establish any fund to assist it in paying any Bonus Awards, and no Participant or any other person shall have any right to any specific assets or funds of the Company to satisfy the payment of a Bonus Award. It is expressly understood that participants are at will employees and do not have a property right or interest in this Plan.
B.Disputes
If a Participant has a dispute regarding his Bonus Award under the Plan, he should prepare a written request for review addressed to the Committee. The request for review must include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. The Committee will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.
C.Withholding Taxes; Offset
The Company has the right to withhold from any Bonus Award any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Bonus Award. If at any time prior to any payment a Participant is indebted to the Company (including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), the Company has the right to offset against the payment amount the amount of the Participant’s indebtedness.
D.Assignment
No Participant shall have any right or power to pledge or assign any rights, privileges, or Bonus Awards provided for under the Plan.
E.Unfunded Status
Nothing contained in the Plan, and no action taken pursuant to its provisions, creates or may be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right is no greater than the right of an unsecured general creditor of the Company. All payments to be made under Bonus Awards will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.
F.Gender and Number
Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
G.Governing Law
This Plan shall be governed by the laws of the State of Florida, without regards to the conflict of law principles thereof.
H.Section 162(m) of the Code; Bifurcation of the Plan
It is the intent of the Company that the Plan and the Bonus Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Bonus Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.
I.Section 409A of the Code
It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. Notwithstanding anything to the contrary contained in the Plan, in the event that any Bonus Award does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan will be interpreted and construed accordingly.

THE GOLDFIELD CORPORATION  P R O X Y  Annual Meeting of Stockholders to be held on June 2, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John H. Sottile and Mary L. Manger, and each of them, jointly and severally, proxies, with full power of substitution, and hereby authorizes each or either of them to vote, as designated on the reverse side of this proxy, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Goldfield Corporation to be held at the Venezia Room at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, FL 32901 on June 2, 2016 at 9:00 a.m., and at any adjournment or postponement thereof, and confers discretionary authority upon each such proxy to vote upon any other matters as may be properly brought before the meeting. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.)

This proxy card, when properly executed, will be voted in the manner directed herein. If this proxy card is returned executed with no direction given, the proxies will vote in accordance with the recommendations of the Board of Directors on all matters listed on this proxy card, and at their discretion on any other matters that may properly come before the meeting.
(Continued and to be signed on the reverse side)
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ANNUAL MEETING OF STOCKHOLDERS OF
THE GOLDFIELD CORPORATION
June 2, 2016
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 2, 2016:
Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and
2015 Annual Report are available at www.goldfieldproxy2016.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
For information about how to obtain directions to attend the meeting and vote in person, please contact Investor Relations at 321-308-1190 or investorrelations@goldfieldcorp.com.
  Please detach along perforated line and mail in the envelope provided.

■	20500303000000000000 5	060216

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Your Board of Directors recommends a vote FOR all nominees for director listed below, which have been proposed by The Goldfield Corporation.
If no direction is given, the proxy will be voted FOR all nominees for director listed below.

Your Board of Directors recommends a vote FOR Proposal 2, Proposal 3 and Proposal 4, each of which has been proposed by The Goldfield Corporation.
If no direction is given, the proxy will be voted FOR Proposal 2, Proposal 3 and Proposal 4.

1. ELECTION OF DIRECTORS					FOR	AGAINST	ABSTAIN
		NOMINEES:		2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016	☐	☐	☐
☐	FOR ALL NOMINEES	David P. Bicks
Harvey C. Eads, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	John P. Fazzini			FOR	AGAINST	ABSTAIN
		Danforth E. Leitner		3. APPROVAL, OF A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	☐	☐	☐
John H. Sottile
☐	FOR ALL EXCEPT (See instructions below)
		To cumulate votes, place the number of votes for a nominee on the line provided after the nominee's name.			FOR	AGAINST	ABSTAIN

4. APPROVAL OF THE GOLDFIELD CORPORATION AMENDED AND RESTATED PERFORMANCE-BASED BONUS PLAN, INCLUDING THE MATERIAL TERMS OF THE PLAN, FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
					☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

NOTE: In their discretion, the proxies named on the reverse side are authorized to vote in accordance with their own judgment on such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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